EXHIBIT 99.1
For Immediate Release
SELECTICA ANNOUNCES FOURTH QUARTER
FISCAL 2006 FINANCIAL RESULTS
SAN JOSE, Calif. — May 25, 2006 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales execution and contract management solutions, today announced financial results for the fourth fiscal quarter ended March 31, 2006.
Revenue for the fourth quarter of fiscal 2006 was $5.0 million, which compares to revenue of $7.3 million for the same period in the previous year. Net loss for the quarter was $1.6 million, or ($0.05) per share, which compares with a net loss of $5.5 million, or ($0.17) per share, in the fourth quarter of fiscal 2005. Bookings in the fourth quarter of fiscal 2006 remained below the level required to reach profitability.
Vince Ostrosky, CEO of Selectica, commented on the Company’s performance, “Despite the lower level of revenue compared to the prior year, the actions we have taken to lower our cost structure have helped us to reduce our operating loss. We are pleased that we continue to generate a steady stream of revenue from our installed base, driven by new releases of our Configurator and Pricer engines that are consistently utilized by our customers.
“We are also building momentum with our new products, most notably with our on-demand solutions for contract management and sales execution. While still operating off a relatively small revenue base, the subscription revenue for on-demand contract management solutions has increased 100% since we acquired these assets approximately one year ago. Entering fiscal 2007, we are starting to see increasing on-demand subscriptions for sales execution as well. Along with our strategic partners, we continue to place a strong emphasis on marketing our new on-demand solutions, as well as our applications for the telecom market, and we expect to see growth in these areas,” said
Mr. Ostrosky.
Financial Highlights
Licenses represented 17% of revenue, and services represented 83% of revenue in the fourth quarter of fiscal 2006. Overall gross margin was 61% in the fourth quarter, compared with 54% in the previous year period. The increase in gross margin is attributable to improved utilization of domestic resources and optimization of the Company’s India operations.
Total operating expenses were $5.5 million compared with $10.0 million in the fourth quarter of fiscal 2005. Total operating expenses in the fourth quarter of 2006 included

Selectica, Inc.

approximately $500,000 in patent litigation expense. The decline in operating expenses reflects the impact of the Company’s efforts to reduce its cost structure.
Selectica’s financial position remains strong with approximately $76.9 million in cash, cash equivalents and investments, and no long-term debt as of March 31, 2006.
Stock Repurchase Program Update
In December 2005, Selectica began implementing a new $25 million stock repurchase program. In the fourth quarter of fiscal 2006, the Company spent $2.7 million to repurchase 1.0 million shares at an average price of $2.76. Through March 31, 2006, the Company had spent a total of $3.1 million to repurchase 1.1 million shares at an average price of $2.75.
Outlook
For the first quarter of fiscal 2007 ending June 30, 2006, Selectica expects revenue to range between $5.0 million and $5.5 million, and net loss per share to range between ($0.04) and ($0.06). The guidance for net loss per share reflects the adoption of SFAS 123(R) “Share-Based Payments,” which the Company expects will increase compensation expense by $500,000-$600,000 per quarter.
As part of the Company’s continuing expense reduction efforts, Selectica will be relocating its corporate headquarters to a lower cost facility in the San Jose area. Accordingly, the Company expects to record a one-time charge of approximately $6.5 million in the second quarter of fiscal 2007 related to the relocation efforts.
Commenting on the outlook for Selectica, Mr. Ostrosky said, “Following the relocation of our corporate headquarters, we believe our breakeven level will be reduced to approximately $6.2 million in quarterly revenues in the second half of fiscal 2007, which will help our drive towards profitability. We are committed to our installed base of Fortune 500 companies, which should allow us to maintain relative stability in revenue derived from our enterprise systems business. Given this stable revenue stream, the degree of the sales ramp for our new vertical applications and on-demand solutions will largely determine how quickly we reach profitability. Based on the positive trends we are seeing in the sales pipeline and our ongoing cost reduction initiatives, we believe we can reach profitability in the second half of fiscal 2007.”
Conference Call and Webcast
Selectica will hold a conference call to discuss fourth quarter results today at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. The conference call will be webcast live via the Internet, and can be accessed on the investor relation’s section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.

Selectica, Inc.

About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC — News) provides its customers with smart technology that accelerates profitability by automating complex business processes in the areas of sales execution and contract lifecycle management. Available on-demand or as a fully customized installed software application, the Company’s high-performance solutions provide a critical link between CRM and ERP to accelerate sales configuration, eliminate order inaccuracies, ensure compliance and limit risk exposure.
Selectica customers represent leaders in manufacturing, technology, healthcare and telecommunications, including: ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Tellabs, Time Warner, Triad Hospitals and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the Company’s Web site at www.selectica.com.
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica including the on-demand contract management and sales execution products and the applications developed with joint venture partners, the success of the ongoing restructuring of Selectica’s operations, and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other reports filed by Selectica with the Securities and Exchange Commission.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
Financial Tables Follow

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

		(unaudited)		(unaudited)
	Quarter Ended		Year Ended
	03/31/06	03/31/05	03/31/06	03/31/05
Revenues:
License	$838	$2,500	$4,431	$9,133
Services	4,179	4,770	19,001	21,987

Total revenues	5,017	7,270	23,432	31,120
Cost of revenues:
License	123	189	625	819
Services	1,833	3,121	8,613	12,428

Total cost of revenues	1,956	3,310	9,238	13,247

Gross profit	3,061	3,960	14,194	17,873
Research and development	2,062	2,854	8,781	12,359
Sales and marketing	1,631	2,767	6,647	11,861
General and administrative	1,776	4,369	18,864	10,396

Total operating expenses	5,469	9,990	34,292	34,616

Loss from operations	(2,408)	(6,030)	(20,098)	(16,743)
Interest income (expense)	879	437	2,712	1,973

Net loss before taxes	(1,529)	(5,593)	(17,386)	(14,770)

Income Tax Expense (Income)	49	(117)	122	(117)

Net loss	$(1,578)	$(5,476)	$(17,508)	$(14,653)

Basic and diluted, net loss per share	$(0.05)	$(0.17)	$(0.53)	$(0.45)

Weighted-average shares used in computing basic and diluted, loss per share	32,453	32,751	32,863	32,665

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

		(unaudited)
	03/31/06	03/31/05
Assets
Cash, cash equivalents, and investments	$76,934	$99,051
Accounts receivable	3,243	2,811
Prepaid expenses and other current assets	2,259	2,093
Property and equipment, net	2,408	3,158
Other assets	1,026	511

Total assets	$85,870	$107,624

Liabilities and Stockholders’ Equity
Accounts payable	$1,651	$2,261
Accrued payroll and related liabilities	1,431	1,935
Other accrued liabilities	2,422	2,906
Deferred revenues	2,052	2,802

Total liabilities	7,556	9,903
Total stockholders’ equity	78,314	97,720

Total liabilities and stockholders’ equity	$85,870	$107,624

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